Exhibit 99.1

Press Release

Bio-Rad Laboratories, Inc. Receives Expected NYSE Notice Regarding Late Form 10-K Filing

HERCULES, California. - March 25, 2019 — Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced that it had received an expected notice from the New York Stock Exchange (the “NYSE”) stating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual due to the Company’s delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”).

As previously disclosed, the reason for the delay is the additional time needed by Bio-Rad to complete its year end procedures, including its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. Bio-Rad intends to file its 2018 Form 10-K as promptly as possible after its independent registered public accounting firm completes its audit.

In accordance with NYSE rules, Bio-Rad has contacted the NYSE to discuss the status of the late filing and is issuing this required press release. The NYSE informed Bio-Rad that, under NYSE rules, Bio-Rad will have six months from the Form 10-K due date to file the 2018 Form 10-K with the SEC. Bio-Rad can regain compliance with the NYSE listing standards at any time prior to that date by filing its 2018 Form 10-K.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding the anticipated timing of the filing of the Company’s 2018 Form 10-K. We have based these statements on the information now known to us. Although we believe that the assumptions and expectations reflected in these statements are reasonable, the timing of completion of the audit process and the filing of the 2018 Form 10-K in order to come into compliance with the NYSE’s requirements for continued listing is subject to known and unknown risks and uncertainties and could vary materially from our current expectations The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Press Contact:

Bio-Rad Laboratories, Inc.

Tina Cuccia, Corporate Communications

510-724-7000

tina_cuccia@bio-rad.com